ENERGIZER HOLDINGS, INC.
                           EXECUTIVE RETIREE LIFE PLAN


                              I.       DEFINITIONS
1.1 "Affiliated Company" means Energizer Holdings, Inc., those domestic corporations in which Energizer Holdings, Inc. owns directly or indirectly more than 50% of the voting stock, or any other entity so designed by the Committee.

1.2     "Board"  means  the  Board  of  Directors  of  Energizer  Holdings, Inc.

1.3 "Committee" means the Committee appointed to administer the Plan, its designee, or any successor to such Committee.

1.4     "Company"  means  Energizer  Holdings,  Inc.

1.5 "Employee" means a person employed by the Company or an Affiliated Company and who is one of a select group of management or highly-compensated employees.

1.6 "Group Life Insurance Plan" means the Energizer Holdings, Inc. Group Life Insurance Plan.

1.7 "Plan" means the Energizer Holdings, Inc. Executive Group Personal Excess Liability Insurance Plan.

                                    ELIGIBILITY
     An  Employee  is  eligible  for  coverage  under  the  Plan  if  he or she:

(a) is a Principal Corporate Officer of the Company or an Affiliated Company; Vice President of the administrative or operating division of the Company or an Affiliated Company; Chairman of the Board, Chief Executive Officer, President or Corporate Vice President of the Company or an Affiliated Company which are designated by the Committee as eligible to participate in the Plan; and

(b)     is  enrolled  as  a  participant  in  the  Group  Life  Insurance  Plan.

     In addition, an Employee must be at least age fifty-five (55) and have completed at least two years of service with the Company or an Affiliated Company or have a combined age and years of service total of at least eighty
(80) to be eligible for coverage under the Plan. All such Employees must terminate employment with the Company or an Affiliated Company on a voluntary basis.

     Individuals employed by a foreign affiliate of the Company or an Affiliated Company who are not U.S. citizens and, except at the discretion of the Vice President and Director of Administration, U.S. citizens employed by a foreign affiliate of the Company or an Affiliated Company, are ineligible for coverage under this Plan.

                                     BENEFITS
     If the Employee is enrolled in the Group Life Insurance Plan, the Company will provide at Company expense an Executive Retiree Death Benefit equal to 50% of the Employee's previous full year's benefit earnings at the time he/she retires. Personal medical information will be required by the insurance company in order to obtain this additional benefit, no executive will be denied participation in the Plan.

     The benefits payable under this Plan are taxable as ordinary income to the beneficiary. However, the amount of actual payment will be increased to offset the approximate tax consequences.

                       MODIFICATION, TERMINATION OF COVERAGE
     The Company may amend the provisions or terminate the Plan at any time, subject to the following restrictions:

     The nature and scope of coverage for any actively employed executive covered by this Plan will not be reduced or terminated unless coverage is reduced or terminated for the entire class of covered executives.

     The nature and scope of coverage for retired executives covered by this Plan will not be changed to the detriment of the retired executives unless mandated by law.

     The Company reserves the right to assign its rights and obligations under this Plan to a third party.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer as of the _____ day of ______________________, 2000.

     ENERGIZER  HOLDINGS,  INC.



     By:

     Title: